Exhibit 99.2

Kroger Announces Nora A. Aufreiter Elected
to Kroger Board of Directors

CINCINNATI — December 11, 2014 — The Kroger Co. (NYSE: KR) today announced that Nora A. Aufreiter has been elected to the Company’s Board of Directors.

Ms. Aufreiter is Director Emeritus of McKinsey & Company, a global management consulting firm. She had roles of increasing responsibility during her 27 years with the firm including serving on their global personnel committees. Her roles included leading the firm’s North American Retail Practice, North American Branding service line, McKinsey’s Toronto office, and the firm’s Consumer Digital and Omnichannel service line, which she led until her retirement in June of this year.

“We are delighted to welcome Nora to Kroger,” said David Dillon, Kroger’s chairman. “With her broad business experience and consumer and digital expertise, Nora will be a great addition to Kroger’s Board.”

Ms. Aufreiter is a member of the Board of Directors of Scotiabank and Neiman Marcus Group. She serves on the boards of St. Michael’s Hospital and the Canadian Opera Company, and is a member of the Dean’s Advisory Board for the Ivey Business School in Ontario, Canada. She is a graduate of the Harvard Business School.

Ms. Aufreiter is elected to serve until Kroger’s annual meeting of shareholders in June 2015. At that time, she will stand for election by the shareholders.

Kroger, one of the world’s largest retailers, employs more than 375,000 associates who serve customers in 2,631 supermarkets and multi-department stores in 34 states and the District of Columbia under two dozen local banner names including Kroger, City Market, Dillons, Food 4 Less, Fred Meyer, Fry’s, Harris Teeter, Jay C, King Soopers, QFC, Ralphs and Smith’s.  The company also operates 783 convenience stores, 325 fine jewelry stores, 1,293 supermarket fuel centers and 37 food processing plants in the U.S.  Recognized by Forbes as the most generous company in America, Kroger supports hunger relief, breast cancer awareness, the military and their families, and more than 30,000 schools and grassroots organizations. Kroger contributes food and funds equal to 200 million meals a year through more than 100 Feeding America food bank partners. A leader in supplier diversity, Kroger is a proud member of the Billion Dollar Roundtable and the U.S. Hispanic Chamber’s Million Dollar Club.

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Kroger Contacts:

Media: Keith Dailey (513) 762-1304; Investors: Cindy Holmes (513) 762-4969